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                                                                  Exhibit 10(a)









     SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

     OF

     GGP LIMITED PARTNERSHIP


     SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
     OF
     GGP LIMITED PARTNERSHIP




     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into this _1st___ day of ___April____________, 1998, by and among the undersigned parties.
     W I T N E S S E T H:
     WHEREAS, a Delaware limited partnership known as GGP Limited Partnership (the "Partnership") exists pursuant to that certain Amended and Restated Agreement of Limited Partnership dated as of July 27, 1993, as amended by that certain First Amendment thereto dated May 23, 1995, that certain Second Amendment thereto dated July 13, 1995, that certain Third


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Amendment thereto dated as of May 21, 1996, that certain Fourth Amendment thereto dated as of August 30, 1996, that certain Fifth Amendment thereto dated as of October 4, 1996, that certain Sixth Amendment thereto dated as of November 27, 1996, that certain Seventh Amendment thereto dated as of December 6, 1996, that certain Eighth Amendment dated June 19, 1997, that certain Ninth Amendment dated August 8, 1997, that certain Tenth Amendment dated as of September 8, 1997, that certain Eleventh Amendment dated as of September 11, 1997, that certain Twelfth Amendment thereto dated October 15, 1997, that certain Thirteenth Amendment thereto dated October 23, 1997 and that certain Fourteenth Amendment thereto dated October 29, 1997 (collectively, the "Initial Partnership Agreement"), and the Delaware Revised Uniform Limited Partnership Act;
     WHEREAS, the parties hereto, being the general partner and a majority in interest of the limited partners of the Partnership desire to amend and restate the Initial Partnership Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby amend and restate the Initial Partnership Agreement to read as follows:
     ARTICLE I
     Definitions; Etc.
     Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:
     "Accountants" shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership and the Property Partnerships to audit the books and records of the Partnership and the Property Partnerships and to prepare statements and reports in connection therewith.
     "Acquisition Cost" shall have the meaning set forth in Section 4.1 hereof. "Acquisition Project" shall mean Shopping Center Projects other than
Development Projects (other than Shopping Center Projects located on the properties listed in Exhibit B).
     "Act" shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same may hereafter be amended from time to time.
     "Additional Units" shall have the meaning set forth in Section 8.3 hereof. "Additional Partner" shall have the meaning set forth in Section 8.3 hereof.
     "Adjusted Capital Account Deficit" shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:


     credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

     debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.



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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     "Adjustment Date" shall have the meaning set forth in Section 4.3(a) hereof.
     "Administrative Expenses" shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Partnership pursuant to Section 6.1 hereof, (iii) those administrative costs and expenses of the General Partner, including salaries paid to officers of the General Partner and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership, and (iv) to the extent not included in clause (iii) above, REIT Expenses.
     "Affiliate" shall mean, with respect to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Partner; (ii) any trustee or beneficiary of a Partner; (iii) any legal representative, successor, or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Partner or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Partner or any Person referred to in the preceding clauses (i) through (iv).
     "Agreement" shall mean this Second Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
     "Audited Financial Statements" shall mean financial statements (balance sheet, statement of income, statement of partners' equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor's report containing (i) an opinion containing no material qualification and (ii) no explanatory paragraph disclosing information relating to material uncertainties (except as to litigation) or going concern issues.
     "Bankruptcy" shall mean, with respect to any Partner or the Partnership,
(i) the commencement by such Partner or the Partnership of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner or the Partnership is insolvent or bankrupt; (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner or the Partnership, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Partner or the Partnership, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Partner or the Partnership admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver of custodian for all or substantially all of the assets of such Partner or the Partnership unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner or the Partnership, (vii) the insolvency of such Partner or the Partnership or the execution by such Partner or the Partnership of a general assignment for the benefit of creditors, (viii) the convening by such Partner or the Partnership of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the


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failure of such Partner or the Partnership to pay its debts as they mature,
(x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner or the Partnership where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Partner or the Partnership in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.
     "Bucksbaum Limited Partners" shall mean M.B. Capital Partners III and its successors and assigns.
     "Bucksbaum Rights Agreement" shall mean that certain Rights Agreement dated as of July 27, 1993, among the General Partner and certain predecessors of the Bucksbaum Limited Partners.
     "Capital Account" shall mean, with respect to any Partner, the separate "book" account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.
     "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Units held by such Partner (net of liabilities to which such property is subject).
     "Certificate" shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.
     "Charter" shall mean the corporate charter of the General Partner, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.
     "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Board of Directors of the General Partner.
     "Code" shall mean the Internal Revenue Code of 1986, as amended.


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     "Common Stock" shall mean the shares of the common stock, par value $.10 per share, of the General Partner.
     "Consent of the Limited Partners" shall mean the written consent of a Majority-In-Interest of the Limited Partners (or other specified group of Limited Partners), which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-In-Interest of the Limited Partners (or such specified group of Limited Partners), unless otherwise expressly provided herein, in their sole and absolute discretion.
     "Contributed Funds" shall have the meaning set forth in Section 4.3(a)(ii) hereof.
     "Contributed Property" shall have the meaning set forth in Section 4.1 hereof.
     "Contribution Agreements" shall mean all contribution and other agreements executed by the Partnership and/or the General Partner in connection with the issuance of Units.
     "Contribution Date" shall have the meaning set forth in Section 8.3 hereof.
     "Control" shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.
     "Conversion Factor" shall mean 1.0. The Conversion Factor shall be adjusted in the event that the General Partner (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock, or
(iii) combines its outstanding shares of Common Stock into a smaller number of shares. The Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     "Current Per Share Market Price" shall mean, as of any date, the average of the Closing Price for the five consecutive Trading Days ending on such date or the average of the Closing Price for any other period of Trading Days that the General Partner deems appropriate with respect to any transaction or other event for which "Current Per Share Market Price" is determined (other than a redemption pursuant to any Rights Agreement unless otherwise provided therein).
     "Demand Notice" shall have the meaning set forth in Section 12.2 hereof. "Depreciation" shall mean, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or



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allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean "book depreciation, depletion or amortization" as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.
     "Development Land" shall mean any vacant land suitable for development as a shopping center (other than the land described in Exhibit B).
     "Development Project" shall mean any Shopping Center Project developed or constructed on Development Land.
     "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.
     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).
     "Exercise Notice" shall have the meaning set forth in the Bucksbaum Rights Agreement.
     "Foreign Owner" shall mean a foreign person or a person that is directly or indirectly owned, in whole or in part, by a foreign person as determined in accordance with Section 897(h)(4) of the Code and the Regulations promulgated thereunder.
     "Funding Date" shall mean the date of consummation of any Funding Loan, offering of shares of Common Stock or other transaction pursuant to which the General Partner raises Required Funds.
     "Funding Loan Proceeds" shall mean the net cash proceeds received by the General Partner in connection with any Funding Loan, after deduction of all costs and expenses incurred by the General Partner in connection with such Funding Loan.
     "Funding Loan(s)" shall mean any borrowing or refinancing of borrowings by or on behalf of the General Partner from any lender for the purpose of advancing the Funding Loan Proceeds to the Partnership as a loan pursuant to
Section 4.3(a) hereof.
     "GAAP" shall mean generally accepted accounting principles.
     "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation, its duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.
     "General Partner Loan" shall have the meaning set forth in Section 4.3(a) hereof.
     "Gross Asset Value" shall mean, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:
     (a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be (i) in the case of any asset heretofore contributed to the partnership, the gross fair market value ascribed thereto on the books and record of the Partnership and (ii) in the case of any other asset hereafter contributed by a Partner, the gross fair market value of such asset as determined under Article IV in the case of a contribution by the General Partner or under Article VIII in the case of a contribution by a Limited Partner;

     (b) if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

     (i) a Capital Contribution (other than a de  minimis Capital



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Contribution) to the Partnership by a new or existing Partner as consideration for Units;

     (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of Units; and

     (iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

     (c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the General Partner as of the date of distribution; and

     (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit C); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).


At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners' Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (d) of said definition in all other cases.
     "Immediate Family" shall mean, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.
     "Incentive Option" means an option to purchase Common Stock granted under the Stock Incentive Plan.
     "Incentive Option Agreement" means the form of Incentive Option Agreement to be used under the Stock Incentive Plan.
     "Initial Partnership Agreement" shall have the meaning set forth in the preliminary recitals hereto.
     "Lien" shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.
     "Limited Partner Representatives" shall have the meaning set forth in
Section 6.11 hereof.
     "Limited Partners" shall mean the Persons listed under the caption "Limited Partners" on Exhibit A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto, is a limited partner of the Partnership.



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     "Liquidating Trustee" shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the General Partner, which individual or Entity may include an Affiliate of the General Partner, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.
     "Major Decisions" shall have the meaning set forth in Section 6.3 hereof. "Majority-In-Interest of the Limited Partners" shall mean Limited
Partner(s) (or specified group of Limited Partners) who hold in the aggregate more than fifty percent (50%) of the Percentage Interests then allocable to and held by the Limited Partners (or such specified group of Limited Partners), as a class (excluding any Units held by the General Partner or any Affiliate of the General Partner other than the existing Limited Partners, their Affiliates and their successors and assigns, who shall not be excluded).
     " Management Agreement" shall mean a property management agreement with respect to the property management of each Property entered into (a) with respect to any Property in which the Partnership directly holds or acquires ownership of a fee or leasehold interest, between the Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as such agreement may be amended, modified or supplemented from time to time.


     "Minimum Gain Attributable to Partner Nonrecourse Debt" shall mean "partner nonrecourse debt minimum gain" as determined in accordance with Regulation Section 1.704-2(i)(2).
     "Net Financing Proceeds" shall mean the cash proceeds received by the Partnership in connection with any borrowing or refinancing of borrowing by or on behalf of the Partnership or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Partnership or the Property Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership or Property Partnerships, or any interest or premium thereon.
     "Net Income or Net Loss" shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership's net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Partnership; (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to



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Section 267(a)(1) or Section 707(b) of the Code as expenditures described in
Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation;
(d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit C.
     "Net Operating Cash Flow" shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of "Receipts" over "Expenditures." For purposes hereof, the term "Receipts" means the sum of all cash receipts of the Partnership from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and any amounts held as reserves as of the last day of such period which the General Partner reasonably deems to be in excess of necessary reserves as determined below.
The term "Expenditures" means the sum of (a) all cash expenses or expenditures of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership including payments of principal and interest on account of General Partner Loans, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.
     "Net Sale Proceeds" means the cash proceeds received by the Partnership in connection with a sale of any asset by or on behalf of the Partnership or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Partnership or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the General Partner elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Partner or its Affiliates).
     "Nonrecourse Deductions" shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.
     "Nonrecourse Liabilities" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     "Offered Units" shall have the meaning set forth in the Bucksbaum Rights Agreement.
     "Partner Nonrecourse Deductions" shall have the meaning set forth in
Section 1.704-2(i)(2) of the Regulations.
     "Partners" shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.
     "Partnership" shall have the meaning set forth in the preliminary recitals hereto.
     "Partnership Minimum Gain" shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.



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     "Partnership Record Date" shall mean the record date established by the
General Partner for a distribution of Net Operating Cash Flow pursuant to
Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for the distribution to its stockholders of some or all of its share of such distribution.
     "Percentage Interest" shall mean, with respect to any Partner at any time, the percentage ownership interest of such Partner in the Partnership at such time, which percentage interest shall be equal to the quotient of the number of Units owned by such Partner at such time divided by the aggregate number of issued and outstanding Units at such time. The Percentage Interest of each Partner on the date hereof is set forth opposite its name on Exhibit A.
     "Person" shall mean any individual or Entity.
     "Precontribution Gain" shall have the meaning set forth in Exhibit C. "Prime Rate" shall mean the prime rate announced from time to time by
Wells Fargo Bank, N.A. or any successor thereof.
     "Property" shall mean any Shopping Center Project in which the Partnership or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.
     "Property Manager" shall mean General Growth Management, Inc., a Delaware corporation, or its permitted successors or assigns.
     "Property Partnership" shall mean and include any partnership, limited liability company or other Entity in which the Partnership directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property or a proposed Property.
     "Property Partnership Interests" shall mean and include the interest of the Partnership as a partner, member or other equity participant in any Property Partnership.
     "Qualified Individual" shall have the meaning set forth in Section 12.2 hereof.
     "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     "Regulatory Allocations" shall have the meaning set forth in Exhibit C. "REIT" shall mean a real estate investment trust as defined in Section 856 of the Code.
     "REIT Expenses" shall mean (i) costs and expenses relating to the formation and continuity of existence of the General Partner and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of the General Partner or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations, including filings with the SEC,
(iv) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of the Partnership.
     "REIT Requirements" shall have the meaning set forth in Section 5.2 hereof.
     "Requesting Party" shall have the meaning set forth in Section 12.2 hereof.
     "Required Funds" shall have the meaning set forth in Section 4.3 hereof.

     "Responding Party" shall have the meaning set forth in Section 12.2 hereof.
     "Restricted Period" shall have the meaning set forth in Section 9.5 hereof.
     "Restrictions Lapse Date" shall have the meaning set forth in Section 9.5 hereof.
     "Rights" shall mean "Rights", "Redemption Rights" or other similar rights as defined in the Rights Agreements.
     "Rights Agreements" shall mean the Bucksbaum Rights Agreement and those certain Redemption Rights Agreements entered into by the Partnership, the General Partner and certain Limited Partners or their predecessors in interest in connection with the issuance of Units to such Limited Partners or such predecessors in interest.
     "SEC" shall mean the United States Securities and Exchange Commission. "Section 704(c) Tax Items" shall have the meaning set forth in Exhibit C. "Shopping Center Project" shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.
     "Stock Incentive Plan" means the General Partner's 1993 Stock Incentive Plan, as amended.
     "Substituted Limited Partner" shall have the meaning set forth in Section
8.2 hereof.
     "Tax Items" shall have the meaning set forth in Exhibit C.
     "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     "Units" shall mean, with respect to any Partner, the partnership units owned by such Partner in the Partnership. The number of Units held by each Partner on the date hereof is set forth opposite its name on Exhibit A.
     Exhibits, Etc. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.
     ARTICLE II
     Continuation


     Continuation. The parties hereto do hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided. The General Partner shall cause such notices, instruments, documents, or certificates as may be required by applicable law or which may be necessary to enable the Partnership to conduct its business and to own its properties in the Partnership name to be filed or recorded in all appropriate public offices.
     Name. The business of the Partnership shall continue to be conducted under the name of "GGP Limited Partnership" or such other name as the General Partner may select, and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.
     Character of the Business. The purpose of the Partnership shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in Property Partnerships, to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien, and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.
     Location of the Principal Place of Business. The location of the principal place of business of the Partnership shall be at 55 West Monroe Street, Suite 3100, Chicago, Illinois 60603, or such other location as shall be selected from time to time by the General Partner in its sole discretion.
     Registered Agent and Registered Office. The Registered Agent of the Partnership shall be Prentice-Hall Corporation System, Inc. or such other Person as the General Partner may select in its sole discretion. The Registered Office of the Partnership shall be 32 Loockerman Square,
Suite L-100, Dover, Delaware 19901 or such other location as the General Partner may select in its sole and absolute discretion.
     ARTICLE III
     Term
     Commencement. The Partnership heretofore commenced business as a limited partnership upon the filing of the Certificate with the Secretary of State of the State of Delaware.
     Dissolution. The Partnership shall continue until dissolved upon the occurrence of the earliest of the following events:


     The dissolution, termination, retirement or Bankruptcy of the General Partner unless the Partnership is continued as provided in Section 8.1 hereof;

     The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners;

     The sale or other disposition of all or substantially all the assets of the Partnership unless the General Partner, with the Consent of the Limited Partners, elects to continue the Partnership business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be part of the winding up of the affairs of the Partnership);

     Dissolution required by operation of law; or

     December 31, 2050.
     ARTICLE IV
     Contributions to Capital


     General Partner Capital Contribution. The General Partner has heretofore contributed to the Partnership as its Capital Contribution the cash and property reflected in the Partnership's books and records as having been contributed by it. The gross fair market value of any property contributed by the General Partner to the Partnership ("Contributed Property") after the date hereof, other than money, shall be the acquisition cost of such Contributed Property (the "Acquisition Cost"). The Acquisition Cost also shall include any costs and expenses incurred by the General Partner in connection with such acquisition or contribution; provided, however, that in the event the Acquisition Cost of Contributed Property is financed by any borrowings by the General Partner, the Partnership shall assume any such obligations of the General Partner concurrently with the contribution of such property to the Partnership or, if impossible, shall obligate itself to the General Partner in an amount and on terms equal to such indebtedness, and the Acquisition Cost shall be reduced appropriately. If the General Partner contributes Contributed Property to the Partnership, the General Partner shall be deemed to have contributed to the Partnership as Contributed Funds pursuant to Section 4.3(a)(ii) hereof an amount equal to the Acquisition Cost of such Contributed Property.
     Limited Partner Capital Contributions. Each Limited Partner has heretofore contributed, or is deemed to have contributed, as its initial Capital Contribution to the capital of the Partnership, the property reflected in the Partnership's books and records as having been contributed by it.
     Additional Funds.
     If the General Partner determines that funds are required or desired ("Required Funds") for any proper Partnership purpose in excess of the funds anticipated to be available and the General Partner is not able or does not deem it advisable to cause the Partnership to borrow such funds, the General Partner shall either:

     to the extent the General Partner borrows all or any portion of the Required Funds by entering into a Funding Loan, the General Partner shall, on the Funding Date, lend (the "General Partner Loan") to the Partnership the Funding Loan Proceeds on the same terms and conditions, including interest rate, repayment schedule and costs and expenses, as shall be applicable with respect to or incurred in connection with the Funding Loan; or

     to the extent the General Partner issues shares of its Common Stock or other securities (other than notes issued in connection with a Funding Loan) to raise the Required Funds, the General Partner shall, on the Funding Date, contribute to the Partnership as an additional Capital Contribution the amount of the Required Funds so raised ("Contributed Funds") (hereinafter, each Funding Date on which the General Partner so contributes Contributed Funds pursuant to this subparagraph (ii) is referred to as an "Adjustment Date"). In the event the General Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this subparagraph (ii), the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the General Partner in connection with raising such Contributed Funds through a public offering of its securities or otherwise.

     Effective on each Adjustment Date, the Partnership shall issue to the General Partner the number of additional Units equal to the product of (i) the number of shares of Common Stock issued by the General Partner in connection with obtaining the Contributed Funds and (ii) the Conversion Factor. The General Partner promptly shall provide the Limited Partners with notice of the issuance of any such Units.

     Stock Incentive Plan. If at any time or from time to time Incentive Options granted in connection with the General Partner's Stock Incentive Plan are exercised in accordance with the terms of the Incentive Option Agreement:
     the General Partner shall, as soon as practicable after such exercise, contribute to the capital of the Partnership an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of the Incentive Option; and

     the Partnership shall issue to the General Partner, with respect to any exercise of Incentive Options, the number of additional Units equal to the product of (i) the number of shares of Common Stock issued by the General Partner in connection with such exercise of Incentive Options and (ii) the Conversion Factor.

     No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.
     No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.
     ARTICLE V
     Allocations and Other Tax and Accounting Matters
     Allocations. The Net Income, Net Loss and/or other Partnership items shall be allocated pursuant to the provisions of Exhibit C hereto.
     Distributions.

     (a) The General Partner shall, from time to time as determined by the General Partner (but in any event not less frequently than quarterly), cause the Partnership to distribute all or a portion of Net Operating Cash Flow to the Partners who are such on the relevant Partnership Record Date in such amounts as the General Partner shall determine; provided, however, that all such distributions shall be made pro rata in accordance with the Partners' then Percentage Interests; and provided further, that notwithstanding the foregoing, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (b) avoid any federal income or excise tax liability of the General Partner. (b) In no event may a Limited Partner receive a distribution of Net Operating Cash Flow in respect of a Unit that such Partner has exchanged for a share of Common Stock pursuant to a Rights Agreement on or prior to the relevant Partnership Record Date; rather, all such distributions shall be made to the General Partner. Upon the receipt by the General Partner of each Exercise Notice pursuant to which one or more Limited Partners exercise Rights in accordance with the provisions of the Bucksbaum Rights Agreement, the General Partner shall, unless the General Partner is required or elects only to issue Common Stock to such exercising Limited Partners, cause the Partnership to distribute to the Partners, pro rata in accordance with their Percentage Interests on the date of delivery of such Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Operating Cash Flow, which distribution shall be made prior to the closing of the purchase and sale of the Offered Units specified in such Exercise Notice.


     Books of Account. At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership's business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.
     Reports. The General Partner shall cause to be submitted to the Limited Partners, promptly upon receipt of the same from the Accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for the Partnership, the General Partner and the Property Partnerships, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants. The Partnership shall also cause to be prepared such reports and/or information as are necessary for the General Partner to determine its qualification as a REIT and its compliance with REIT Requirements.
     Audits. Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants. The General Partner shall, unless determined otherwise by the General Partner with the Consent of the Limited Partners, engage the

Accountants to audit the books and records of the Property Partnerships.
     Tax Elections and Returns.
     (a) All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion, including without limitation an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of transfers of Units, and the General Partner shall not be required to make any such election.
     (b) The General Partner shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis. The General Partner shall cause the Accountants to prepare and submit to the Limited Partner Representatives on or before April 1 of each year for review all federal and state income tax returns of the Partnership and cause the Accountants for the Property Partnerships to submit to the Limited Partner Representatives on or before April 1 of each year for review all federal and state income tax returns of the Property Partnerships. If the Limited Partner Representatives determine that any modifications to the tax returns of the Partnership or any Property Partnership should be considered, the Limited Partner Representatives shall, within thirty (30) days following receipt of such tax returns from the Accountants or the General Partner, indicate to the General Partner the suggested revisions to the tax returns, which returns shall be resubmitted to the Limited Partner Representatives for their review (but not approval). The Limited Partner Representatives shall complete their review of the resubmitted returns within ten (10) days after receipt thereof from the Accountants or the General Partner. The General Partner shall consult in good faith with the Limited Partner Representatives regarding any such proposed modifications to the tax returns of the Partnership and/or the Property Partnerships. A statement of the allocation of Net Income or Net Loss of the Partnership shown on the annual income tax returns prepared by the Accountants and a statement of the allocation of Net Income or Net Loss shown on the income tax return of the Property Partnerships shall be transmitted and delivered to the Limited Partner Representatives within ten (10) days of the receipt thereof by the Partnership. The General Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of tax items and copies of the tax returns of all Property Partnerships, all within the period of time prescribed by law or by the provisions hereof.
     Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the General Partner shall consult in good faith with the Limited Partner Representatives regarding the filing of a Code
Section 6227(b) administrative adjustment request with respect to the Partnership or a Property before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, including the General Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code;
(iii) the General Partner shall consult in good faith with the Limited Partner Representatives regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under
Section 6226 of the Code relating to the Partnership before filing such petition; (iv) the General Partner shall give prompt notice to the Limited Partner Representatives of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (v) the General Partner shall promptly notify the Limited Partner Representatives if the General Partner does not intend to file for judicial review with respect to the Partnership. The General Partner, in acting on behalf of the Partnership as tax matters partner of a Property Partnership, shall afford the Limited Partners the same rights with respect to Property Partnership tax matters as afforded to the Limited Partners under this Section 5.7.
     Withholding. Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a partner shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen (15) days after repayment is demanded of such Partner and shall be repaid through withholding of subsequent distributions to such Partner. Nothing in this
Section 5.8 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds in order to make payments on account of any liability of the Partnership under a withholding tax act. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.
     ARTICLE VI
     Rights, Duties and Restrictions of the General Partner
     Expenditures by Partnership. The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. All of the aforesaid expenditures shall be made on behalf of the Partnership and the General
Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership. The Partnership shall also assume, and pay when due, all Administrative Expenses.
     Powers and Duties of General Partner. The General Partner shall be responsible for the management of the Partnership's business and affairs. Except as otherwise herein expressly provided, and subject to the limitations contained in Section 6.3 hereof with respect to Major Decisions, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized. Except as otherwise expressly provided herein, and subject to Section 6.3 hereof, the General Partner shall have the right, power and authority:


     To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;

     To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

     To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

     To enter into contracts on behalf of the  Partnership;

     To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

     To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

     To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership's assets or for any purpose convenient or beneficial to the Partnership;

     To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into, or from any account in the Partnership's name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

     To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

     To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

     To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

     To maintain the Partnership's books and records; and

     To prepare and deliver, or cause to be prepared and delivered by the Partnership's Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all Federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
     Major Decisions. The General Partner shall not, without the prior Consent of the Limited Partners, on behalf of the Partnership, undertake any of the following actions (the "Major Decisions"):
     Amend, modify or terminate this Agreement other than to reflect the admission of additional limited partners pursuant to Section 8.3 hereof or the issuance of additional Units pursuant to Section 4.3 hereof.

     Make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership.

     Take title to any personal or real property, other than in the name of the Partnership or a Property Partnership or pursuant to the provisions hereof.

     Institute any proceeding for Bankruptcy on behalf of the Partnership.

     Sell all or substantially all of the assets of the Partnership.

     Dissolve the Partnership.

     Actions with Respect to Certain Documents. Notwithstanding the provisions of Section 6.3 hereof to the contrary, whenever the consent, agreement, authorization or approval of the Partnership is required under any agreement to which the Bucksbaum Limited Partners and/or their Affiliates are parties in interest other than in their capacities as Limited Partners of the Partnership, the prior approval of a majority of the directors of the General Partner who are not Affiliates of the Bucksbaum Limited Partners shall be required.
     General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development and ownership of Properties, shall be conducted through the Partnership (other than the General Partner's interest of not more than one percent (1%) in Property Partnerships not owned through the Partnership). Without the Consent of the Limited Partners, the General Partner shall not, directly or indirectly, participate in or otherwise acquire any interest in any real or personal property unless the Partnership participates in, or otherwise acquires an interest in, such real or personal property at least to the extent of 99 times such proposed participation by the General Partner. The General Partner agrees that all borrowings for the purpose of making distributions to its stockholders will be incurred by the Partnership or the Property Partnerships and the proceeds of such indebtedness will be included as Net Financing Proceeds hereunder.
     Proscriptions.  The General Partner shall not have the authority to:

     Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

     Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

     Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.
     Additional Partners. Additional Partners may be admitted to the Partnership only as provided in Section 8.3 hereof.
     Title Holder. To the extent allowable under applicable law, title to all or any part of the properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.
     Compensation of the General Partner. The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as General Partner except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.
     Waiver and Indemnification.
     Neither the General Partner nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner's or such other Person's conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, misconduct or gross negligence. The Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

     Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Partnership and no Partner shall be liable therefor.

     Limited Partner Representatives. A Majority-In-Interest of the Bucksbaum Limited Partners shall appoint one or more representatives ("Limited Partner Representatives"). A Majority-In-Interest of the Bucksbaum Limited Partners shall have the right, at any time, within their sole discretion, to replace any of the Limited Partner Representatives, to appoint a temporary substitute to act for any Limited Partner Representative unable to act, or to vest in only one of the Limited Partner Representatives the sole power to exercise rights of the Limited Partner Representatives hereunder. The Limited Partner Representatives shall be appointed by the Bucksbaum Limited Partners in writing, a copy of which shall be delivered to the General Partner. Any appointments of Limited Partner Representatives made hereunder shall remain effective until rescinded in a writing delivered to the General Partner and the General Partner shall have the right and authority to rely (and shall be fully protected in so doing) on the actions taken and directions given by such Limited Partner Representatives without any further evidence of their authority or further action by the Bucksbaum Limited Partners.
     Operation in Accordance with REIT Requirements. The Partners acknowledge and agree that the Partnership shall be operated in a manner that will enable the General Partner to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability. The Partnership shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in the General Partner ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on the General Partner. The determination as to whether the Partnership has operated in the manner prescribed in this Section 6.12 shall be made without regard to any action or inaction of the General Partner with respect to distributions and the timing thereof.
     ARTICLE VII
     Dissolution, Liquidation and Winding-Up
     Accounting. In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified) shall be made of the Capital Account of each Partner and of the Net Profits or Net Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.
     Distribution on Dissolution. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:


     Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

     Establishment of reserves as provided by the General Partner to provide for contingent liabilities, if any;

     Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

     To the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those adjustments made pursuant to this Section 7.2(d) and Section 7.3 hereof).

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.
     Timing Requirements. In the event that the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Section 7.2(d) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.
     Sale of Partnership Assets. In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Trustee may, with the Consent of the Limited Partners, sell Partnership or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Trustee with the prior Consent of the Limited Partners and solely on an "arm's-length" basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partners. The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner. The Liquidating Trustee shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full.
     Distributions in Kind. In the event that it becomes necessary to make a distribution of Partnership property in kind, the General Partner may, with the Consent of the Limited Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of
Section 7.2 hereof.
     Documentation of Liquidation. Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.
     Liability of the Liquidating Trustee. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee's taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

     (a) A matter entirely unrelated to the Liquidating Trustee's action or conduct pursuant to the provisions of this Agreement; or

     (b) The proven misconduct or negligence of the Liquidating Trustee.

     ARTICLE VIII
     Transfer of Units


     General Partner Transfer. The General Partner shall not withdraw from the Partnership and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units without the Consent of the Limited Partners. Upon any transfer of Units in accordance with the provisions of this Section 8.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, in their reasonable discretion. In the event the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or dissolves or terminates or upon the Bankruptcy of the General Partner, a Majority-In-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner.

     Transfers by Limited Partners. Each Limited Partner shall, subject to the provisions of this Section 8.2 and Section 8.4 hereof, have the right to transfer all or a portion of its Units to any Person, whether or not in connection with the exercise of the Rights. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion. Upon such transfer, the transferee shall be admitted as a substituted limited partner as such term is defined in the Act (the "Substituted Limited Partner") and shall succeed to all of the rights of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner; provided, however, that notwithstanding the foregoing, any transferee of any transferred Units, to the extent such transferee is entitled to exercise Rights under the Rights Agreement, shall be subject to any and all ownership limitations contained in the Charter which may limit or restrict such transferee's ability to exercise the Rights. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Partnership as are allocable to the Units transferred.
     Issuance of Additional Units. At any time without the consent of any Partner, but subject to the provisions of Section 8.4 hereof, the General Partner may, upon its determination that the issuance of additional Units ("Additional Units") is in the best interests of the Partnership, cause the Partnership to issue Additional Units to and admit as a limited partner in the Partnership, any Person (the "Additional Partner") in exchange for the contribution by such Person of cash and/or property desirable to further the purposes of the Partnership under Section 2.3 hereof. The number of Additional Units issued to any Additional Partner shall be equal to the product of the (a) Conversion Factor multiplied by (b) the quotient of (i) the Gross Asset Value of the property contributed by the Additional Partner (net of liabilities assumed by the Partnership in connection with the contribution of such Property to the Partnership or to which such Property is subject) as of the date of contribution (the "Contribution Date") divided by (ii) Current Per Share Market Price in respect of such transaction, and the General Partner may admit an Additional Partner to the Partnership upon such other terms as it deems appropriate. The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.3 in the event that the General Partner deems such amendment to be desirable, and the General Partner promptly shall deliver a copy of such amendment to each Limited Partner. Notwithstanding anything contained herein to the contrary, an Additional Partner that acquires Additional Units pursuant to this Section 8.3 shall not acquire any interest in, and may not exercise or otherwise participate in, any Rights pursuant to the Rights Agreements unless they are expressly granted such rights.
     Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Partner be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Partnership or any Property Partnership is a party or otherwise bound; (iii) in violation of applicable law; (iv) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit (other than such assignments of the right to receive distributions as the General Partner shall approve in writing which approval the General Partner may withhold in its sole discretion), (v) in the event such transfer would cause the General Partner to cease to comply with the REIT Requirements,
(vi) if such transfer would cause a termination of the Partnership for federal income tax purposes, (vii) if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for Federal income tax purposes, (viii) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the
Code), or (ix) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations
Section 2510.2-101. Notwithstanding anything in this Agreement to the contrary, no Partner may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof (or permit any interest in any Person that directly or through another Person owns Units or other interests in the Partnership to be transferred) to any Foreign Owner without providing written notice of the same to the General Partner, and any such written notice shall be received by the General Partner at least thirty days prior to any such sale, assignment or other transfer. Any sale, assignment or other transfer of Units or other interests in the Partnership made in violation of this Section 8.4 (including without limitation any sale, assignment or other transfer of Units made without giving the notice described in the immediately preceding sentence) shall be null and void ab initio.
     ARTICLE IX
     Rights and Obligations of the Limited Partners


     No Participation in Management. Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership.
     Bankruptcy of a Limited Partner. The Bankruptcy of any Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Net Profits or Net Losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such assignee(s) become a Substituted Limited Partner without the consent of the General Partner.
     No Withdrawal. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.
     Duties and Conflicts. The General Partner recognizes that the Limited Partners and their Affiliates have or may hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that, subject to the provisions of Sections 9.5 and 9.6 hereof, such Persons are entitled to carry on such other business interests, activities and investments. Subject to the provisions of Sections 9.5 and 9.6 hereof, the Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Except as otherwise provided in Sections 9.5 and 9.6 hereof, neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.
     Acquisition Projects. Notwithstanding anything contained in Section 9.4 hereof to the contrary, the Bucksbaum Limited Partners and/or their Affiliates shall not, during the period (the "Restricted Period") commencing on the date on which the Partnership was formed and ending on the earlier of (i) April 16, 2003 and (ii) the Restrictions Lapse Date (as defined below), acquire an equity ownership interest in any Acquisition Project other than through their ownership interest in the Partnership. During the Restricted Period, the Bucksbaum Limited Partners may, in their sole discretion, notify the General Partner of any opportunities available to the Partnership to acquire any equity ownership interest in an Acquisition Project to the extent the Bucksbaum Limited Partners believe such opportunities may be appropriate for consideration by the Partnership. Notwithstanding the preceding sentence, the Bucksbaum Limited Partners and/or their Affiliates may not acquire an equity ownership interest in any Acquisition Project during the Restricted Period other than through their ownership interests in the Partnership. The "Restrictions Lapse Date" shall mean the first date on which all of the following conditions are satisfied: (i) none of Martin Bucksbaum, Matthew Bucksbaum or John Bucksbaum is an executive officer or director of the General Partner and (ii) Martin Bucksbaum, Matthew Bucksbaum, John Bucksbaum and the Bucksbaum Limited Partners are not (or would not be assuming such persons exercised all of their outstanding Rights in exchange for Common Stock), in the aggregate, the beneficial owners of 10% or more of the outstanding shares of Common Stock of the General Partner. For purposes of the previous sentence, during his lifetime, a person shall be deemed to be the beneficial owner of any shares of Common Stock beneficially owned by his Affiliates (including shares that would be owned assuming all outstanding Rights were exercised in exchange for Common Stock by such persons).
     Development Projects. Notwithstanding anything contained in Section 9.4 hereof to the contrary, the Bucksbaum Limited Partners and their Affiliates shall not, during the Restricted Period, acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey or otherwise deal with any Development Project. During the Restricted Period, the Bucksbaum Limited Partners may notify the General Partner of any opportunities available to the Partnership to acquire an interest in any Development Project to the extent such Limited Partners believe such opportunities may be appropriate for consideration by the Partnership. Notwithstanding anything to the contrary contained in Sections 9.5 and 9.6 of this Agreement or any other provisions of this Agreement, Matthew Bucksbaum, John Bucksbaum, the Bucksbaum Limited Partners and/or their respective Affiliates may hold equity securities of any other publicly held Entity or subsidiary thereof engaged in the shopping center development, ownership and/or management business provided that they own in the aggregate less than five percent (5%) of the equity securities of such Entity and neither Matthew Bucksbaum nor John Bucksbaum serves as a director or executive officer of, or in a similar capacity for, such Entity other than at the request of the General Partner or by reason of an investment therein by the General Partner, the Partnership or any Affiliate of the General Partner or the Partnership.
     Acquisition/Development Projects -- Further Assurances. Each Bucksbaum Limited Partner acknowledges and agrees that the restrictions contained in Sections 9.5 and 9.6 hereof relating to Acquisition Projects and Development Projects shall continue to remain effective with respect to such Bucksbaum Limited Partner and its Affiliates for the applicable periods specified in such Sections 9.5 and 9.6 notwithstanding any transfer of the Units of such Bucksbaum Limited Partner. In connection with the transfer of all Units of any Bucksbaum Limited Partner, such Bucksbaum Limited Partner shall execute and deliver to the General Partner such instruments or documents as the General Partner may reasonably request confirming the transferor Bucksbaum Limited Partner's obligations to continue to be bound by the provisions of this Section
9.7 and Sections 9.5 and 9.6 hereof.
     ARTICLE X
     Limited Partner Representations and Warranties
     Each Limited Partner, severally, and not jointly and severally, represents and warrants to the Partnership and the General Partner as follows:
     (a) Organization; Authority. The Limited Partner (i) in the case of a Person who is a natural person, has full power and authority to execute, deliver and perform this Agreement or (ii) in the case of a Person which is a corporation, limited liability company, limited liability company, partnership or trust, is a corporation, limited liability company, partnership, corporation or trust, as the case may be, duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation with the requisite authority to execute, deliver and perform this Agreement.

     (b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Limited Partner has been duly and validly authorized by all necessary action of the Limited Partner in the case of a Limited Partner which is an Entity. This Agreement has been duly executed and delivered by the Limited Partner, or an authorized representative of the Limited Partner, and constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with the terms hereof.

     (c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Limited Partner in connection with the execution, delivery and performance of this Agreement.

     (d) No Violation. None of the execution, delivery or performance of this Agreement by the Limited Partner does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the organizational documents of the Limited Partner or other agreement to which the Limited Partner is a party or by which it is bound or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Limited Partner or by which it or its assets or properties are bound or (ii) result in the creation of any Lien or other encumbrance upon the assets or properties of the Limited Partner.

     ARTICLE XI
     General Partner Representations and Warranties
     The General Partner represents and warrants to the Partnership and the Limited Partners as follows:


     Organization; Authority. The General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power to execute, deliver and perform this Agreement.

     Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the General Partner has been duly and validly authorized by all necessary action of the General Partner. This Agreement has been duly executed and delivered by the General Partner, or an authorized representative of the General Partner, and constitutes a legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with the terms hereof.

     Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the General Partner in connection with the execution, delivery and performance of this Agreement other than consents, waivers, approvals or authorizations which have been obtained prior to the date hereof.

     ARTICLE XII
     Arbitration of Disputes
     Arbitration. Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and any claims, disputes and controversies between any one or more Partners) arising out of or in connection with this Agreement or the Partnership relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration in New York, New York, in accordance with this Article XII and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association.
     Procedures. Any arbitration called for by this Article XII shall be conducted in accordance with the following procedures:


     The Partnership or any Partner (the "Requesting Party") may demand arbitration pursuant to Section 12.1 hereof at any time by giving written notice of such demand (the "Demand

Notice") to all other Partners and (if the Requesting Party is not the Partnership) to the Partnership which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

     Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Partners and/or the Partnership against whom the claim has been made or with respect to which a dispute has arisen (collectively, the "Responding Party"), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a "Qualified Individual") willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select a present or former partner of a "Big 6" accounting firm having no affiliation with any of the parties as their respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a present or former partner of a "Big 6" accounting firm having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a "Big 6" accounting firm having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

     The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

     The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys' fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys' fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

     Binding Character. Any decision rendered by the arbitration panel pursuant to this Article XII shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.
     Exclusivity. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and the Partnership and its Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article XII shall survive the dissolution of the Partnership.
     No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Partnership Agreement.
     ARTICLE XIII
     General Provisions


     Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 13.1, the addresses of the parties hereto shall be as set forth in the books and records of the Partnership. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
     Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.
     Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles).
     Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
     Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.
     Entire Understanding; Etc. This Agreement, together with any and all Contribution Agreements and Rights Agreements, constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Initial Partnership Agreement except for the consents, approvals and waivers given therein, the agreements by Partners to be bound by the provisions thereof, as the same is amended hereby, and the agreements of former Bucksbaum Limited Partners under Sections 9.3 and 9.4, which shall continue in full force and effect).
     Amendments. Except as otherwise provided herein, this Agreement may not be amended, and no provision may be waived, except by a written instrument signed by the General Partner (and, in the case of amendments or waivers benefiting the Bucksbaum Limited Partners, approved on behalf of the General Partner by at least a majority of its directors who are not Affiliates of the Bucksbaum Limited Partners) and a Majority-In-Interest of the Limited Partners. Notwithstanding anything to the contrary contained herein, without the written consent of a Limited Partner, this Agreement may not be amended to convert such Limited Partner's partnership interest in the Partnership to a general partnership interest (or otherwise adversely affect such Limited Partner's limited liability) or to materially adversely affect such Limited Partner's rights to distributions or allocations except in connection with the admission of Additional Partners unless such amendment affects the Bucksbaum Limited Partners in the same manner on a Unit-for-Unit basis. The immediately preceding sentence of this Section 13.7 may not be amended to modify the approval rights of a Partner without such Partner's consent.
     Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.
     Trust Provision. This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.
     Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to "including" shall be deemed to mean "including without limitation".
     Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
     Issuance of Certificates Representing Units. The General Partner may, in its sole discretion, issue certificates representing all or a portion of the Units of one or more Partners and, in such event, the General Partner shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units among multiple certificates and the loss, theft, destruction or mutilation of certificates as the General Partner reasonably deems appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.
GENERAL PARTNER:

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation

By:
 Its:

     55 West Monroe Street
     Suite 3100
     Chicago, Illinois 60603


LIMITED PARTNERS:

M.B. CAPITAL PARTNERS III, a South

Dakota general partnership

By:  GENERAL TRUST COMPANY, not
     individually but solely as Trustee
     of Martin Investment Trust G, a partner


     By:___________________________
      Its:_______________________




Document ID created here.  Advance Code used here.C:\80921\11813\0433.A



     TABLE OF CONTENTS

     Page
     ARTICLE I
     Definitions; Etc.
     1.1     Definitions      2
     1.2     Exhibits, Etc.  24

     ARTICLE II
     Continuation
     2.1     Continuation    24
     2.2     Name  24
     2.3     Character of the Business  25
     2.4     Location of the Principal Place of Business     26
     2.5     Registered Agent and Registered Office          26

     ARTICLE III
     Term
     3.1     Commencement           26
     3.2     Dissolution    26

     ARTICLE IV
     Contributions to Capital
     4.1     General Partner Capital Contribution            27
     4.2     Limited Partner Capital Contributions           28
     4.3     Additional Funds       28
     4.4     Stock Incentive Plan   29
     4.5     No Third Party Beneficiary   29
     4.6     No Interest; No Return       30


     ARTICLE V
     Allocations and Other Tax and Accounting Matters
     5.1     Allocations          30
     5.2     Distributions.       30
     5.3     Books of Account               31
     5.4     Reports              32
     5.5     Audits.              32
     5.6     Tax Elections and Returns           33
     5.7     Tax Matters Partner.           34
     5.8     Withholding.         36

     ARTICLE VI
     Rights, Duties and Restrictions of the General Partner
     6.1     Expenditures by Partnership     37
     6.2     Powers and Duties of General Partner  37
     6.3     Major Decisions 41
     6.4     Actions with Respect to Certain Documents   41
     6.5     General Partner Participation   42
     6.6     Proscriptions   42
     6.7     Additional Partners   43
     6.8     Title Holder   43
     6.9     Compensation of the General Partner  43
     6.10    Waiver and Indemnification   43
     6.11    Limited Partner Representatives   44
     6.12    Operation in Accordance with REIT Requirements   45

     ARTICLE VII
     Dissolution, Liquidation and Winding-Up
     7.1     Accounting  46
     7.2     Distribution on Dissolution  46
     7.3     Timing Requirements  47
     7.4     Sale of Partnership Assets  47
     7.5     Distributions in Kind  48
     7.6     Documentation of Liquidation   48
     7.7     Liability of the Liquidating Trustee  48

     ARTICLE VIII
     Transfer of Units
     8.1     General Partner Transfer       49
     8.2     Transfers by Limited Partners      50
     8.3     Issuance of Additional Units   51
     8.4     Restrictions on Transfer       52

     ARTICLE IX
     Rights and Obligations of the Limited Partners


     9.1     No Participation in Management   54
     9.2     Bankruptcy of a Limited Partner  54
     9.3     No Withdrawal          55
     9.4     Duties and Conflicts   55
     9.5     Acquisition Projects   56
     9.6     Development Projects        57
     9.7     Acquisition/Development Projects -- Further Assurances    58

     ARTICLE X
     Limited Partner Representations and Warranties

     ARTICLE XI
     General Partner Representations and Warranties

     ARTICLE XII
     Arbitration of Disputes
     12.1    Arbitration   60
     12.2    Procedures    61
     12.3    Binding Character   62
     12.4    Exclusivity   62
     12.5    No Alteration of Agreement  62

     ARTICLE XIII
     General Provisions
     13.1    Notices       63
     13.2    Successors    63
     13.3    Effect and Interpretation   63
     13.4    Counterparts  63
     13.5    Partners Not Agents  63
     13.6    Entire Understanding; Etc.  64
     13.7    Amendments    64
     13.8    Severability  65
     13.9    Trust Provision   65
     13.10   Pronouns and Headings  65
     13.11   Assurances  66
     13.12   Issuance of Certificates Representing Units   66


     EXHIBIT A


     General Partner:

     Number of Units
     Percentage  Interest

     General Growth Properties, Inc.
     35,542,256.5822

     Limited Partners:

     M.B. Capital Partners III


     15,555,864.0240


     Stanley Richards
     Revocable Trust
     149,706.3938


     Joe W. Lowrance
     57,620.0000


     LWLDA Limited Partnership
     45,223.0000


     Brent M. Milgrom
     57,620.0000


     GDC/A&B Limited Partnership
     45,223.0000


     Edward S. Brown
     25,000.000


     Lawrence A. Brown
     17,647.0000

     Merrill H.J. Roth
     29,024.0000


     The Roth Family
     Limited Partnership
     22,308.0000


     Arthur B. Morgenstern
     54,625.0000


     Joseph Straus, Jr.
     78,017.0000


     Warren Weiner and Penny
     Weiner, Husband and Wife,
     as Tenants-by-the-Entirety
     15,855.5000


     Joint Revocable Trust of
     Marvin Rounick and Judy
     Rounick
     15,855.5000


     Arthur Bruce Associates
     31,711.0000


     Marvin Rounick and
     Judy Rounick, Husband
     and Wife, as Tenants-by-
     the-Entirety
     55,670.0000

     Joint Revocable Trust of
     Warren and Penny Weiner
     18,557.0000

     Irrevocable Trust of
     Warren Weiner dated
     January 24, 1978 F/B/O
     Robyn Weiner
     18,557.0000


     Irrevocable Trust of
     Warren Weiner dated
     January 24, 1978 F/B/O
     Kimberly Weiner
     18,557.0000


     Forbes/Cohen Properties
     801,842.0000


     Jackson Properties
     346,795.0000


     Lakeview Square Properties
     296,363.0000


     CA Southlake Investors, Ltd.
     353,537.0000


     Peter D. Leibowits
     518,833.0000


     Total Units:
         .
     100.0000





     EXHIBIT B

     Certain Development Projects

1.   Evansville, Indiana undeveloped land

2.   Des Moines, Iowa undeveloped land

3.   Sioux City, Iowa undeveloped land

4.   Omaha, Nebraska undeveloped land

5.   Fort Worth, Texas undeveloped land

6.   Bowling Green, Kentucky undeveloped land

7.   Colorado Springs, Colorado (50% joint
     venture interest)


     EXHIBIT C

     Allocations



3.   Allocation of Net Income and Net Loss.

     (a) Net Income. Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

     (1) First, to the Partners, until the cumulative Net Income allocated pursuant to this subparagraph (a)(1) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to subparagraph (b)(2) hereof for all prior periods, among the Partners in the reverse order that such Net Loss was allocated to the Permitted Partners pursuant to subparagraph (b)(2) hereof (and, in the event of a shift of a Partner's interest in the Partnership, to the Partners in a manner the most equitably reflects the successors in interest to the Permitted Partners).

     (2) Thereafter, the balance of the Net Income, if any, shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (b) Net Loss. Except as otherwise provided herein, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

     (1) To the Partners in accordance with their respective Percentage
Interests.

     (2) Notwithstanding subparagraph (b)(1) hereof, to the extent any Net Loss allocated to a Partner under subparagraph (b)(1) hereof or this subparagraph
(b)(2) would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (hereinafter, the "Permitted Partners") pro rata in accordance with their relative Percentage Interests.

4. Special Allocations.

     Notwithstanding any provisions of paragraph 1 of this Exhibit C, the following special allocations shall be made in the following order:

     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of conversion or refinancing of Partnership indebtedness, certain capital contributions or revaluation of the Partnership property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b) Minimum Gain Attributable to Partner Nonrecourse Debt . If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation
Section 1.704-2(i)(4) and (j)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c) Qualified Income Offset. In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (c) is intended to constitute a "qualified income offset" under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     (d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1).

     (f) Precontribution Gain. In the event that, during any fiscal year or other applicable period, any Property Partnership allocates to the Partnership Precontribution Gain, each Partner (or its successors in interest) who heretofore contributed to the capital of the Partnership an interest in such Property Partnership shall be allocated that Precontribution Gain in accordance with its respective interest in such Precontribution Gain. For purposes hereof, "Precontribution Gain" shall mean, with respect to each Shopping Center Project owned by an existing Property Partnership, that unrealized gain attributable to the excess of (a) the fair market value of such Shopping Center Project on April 15, 1993, over (b) the adjusted tax basis of such Shopping Center Project on such date; provided, however, that the amount of any Precontribution Gain associated with a Shopping Center Project shall be adjusted to account for allocations made in accordance with the provisions of
Section 3(c) of this Exhibit C and shall not, in any event, exceed that amount of gain actually allocated to the Partnership by the Property Partnership as a result of the sale or other disposition of such Shopping Center Project.

     (g) Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under paragraphs 1 and 2 of this Exhibit C shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This subparagraph (g) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean the allocations provided under this paragraph 2.

5. Tax Allocations.

     (a) Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the Partners on the same basis as their respective book items.

     (b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

     (c) Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code
Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively "Section 704(c) Tax Items") shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. The allocation of Tax Items shall be in accordance with the "traditional method" set forth in Treas. Reg. _1.704-3(b)(1), unless otherwise determined by the General Partner, and shall be subject to the ceiling rule stated in Regulation
Section 1.704-3(b)(1). The General Partner is authorized to specially allocate Tax Items (other than the Section 704(c) Tax Items) to cure for the effect of the ceiling rule. The intent of this Section 3(c) and Section 2(f) above is that each Partner who contributed to the capital of the Partnership a partnership interest in an existing Property Partnership will bear, through reduced allocations of depreciation and increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain and this
Section 3(c) and Section 2(f) are to be interpreted consistently with such intent.
??

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